Exhibit 99.4
(b) Press release


(b)  ATC Healthcare Announces Fiscal Year End 2006 Results of Operations

     LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--May 30, 2006--ATC Healthcare, Inc. (AMEX: AHN), a national leader in medical staffing, today announced results for its fourth quarter and fiscal year end 2006, which ended February 28, 2006.
     Revenues for the fourth quarter ended February 28, 2006 increased 17.2% to $18.4 million compared to $15.7 million net of discontinued operations for the quarter ended February 28, 2005. Net loss for the quarter ended February 28, 2006 was $294,000 or $0.01 per diluted share (EPS), versus a net loss of $8.8 million including a loss on discontinued operations of $2.7 million or $0.35 per diluted share for the quarter ended February 28, 2005.
     Revenues net of discontinued operations for the year ended February 28, 2006, increased 5.3% to $71.5 million net of discontinued operations, compared to $67.9 million for the year ended February 28, 2005 net of discontinued operations. Loss from operations net of discontinued operations for the year ended February 28, 2006 was $2.0 million versus a loss from operations net of discontinued operations of $8.5 million in the prior fiscal year. Net loss for the year ended February 28, 2006 including discontinued operations was $2.6 million or $0.08 per diluted share (EPS), versus net loss of $10.5 million or $0.42 per diluted share for the year ended February 28, 2005.
     February 28, 2005 year end results were negatively impacted by a $5.3 million charge to write-off goodwill associated with the closing of offices and the sale of the AllCare Nursing business and a deferred tax valuation allowance of $2.5 million.
     "I'm very pleased to report that this past year has been a significant turnaround for ATC. Our strategic plan to restructure the balance sheet, reduce costs and re-grow sales was completed with good results", remarked David Savitsky, Chief Executive Officer. "We are seeing Quarter over Quarter sales growth and an overall strengthening of the medical staffing marketplace. Most important is that we have recorded three positive Quarters of EBITDA and have positive EBITDA for the past year. ATC is now positioned for a profitable FY 07."
     In conjunction with this release, management will host a teleconference Thursday, June 1, 2006 at 1:00 pm Eastern time. The dial in number is 1-800-946-0706 and refer to confirmation code 4529527. A telephonic replay of the call may be accessed by dialing 1-888-203-1112, code 4529527. The replay will be available from 6:00 pm Eastern time on June 1, 2006 until midnight June 2, 2006.

     About ATC Healthcare, Inc.

     ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 54 locations doing business in 31 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

     This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2006 as filed with the Securities and Exchange Commission on May, 29, 2005.





ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data)


                                For the Three Months     For the Year
                                  Ended (unaudited)         Ended

                                February  February  February  February
                                28, 2006  28, 2005  28, 2006  28, 2005
                                --------  --------  --------  --------

REVENUES:
     Service revenues           $18,367    $15,683  $71,528  $ 67,937
----------------------------------------------------------------------

COSTS AND EXPENSES:
     Service costs               13,986     13,862   54,721    54,732
     General and administrative
      expenses                    3,974      3,896   15,830    17,033
     Depreciation and amortization   77        199      517       700
     Office closing and
      restructuring charge            -        982        -     1,431
----------------------------------------------------------------------
      Total operating expenses   18,037     18,939   71,068    73,896
----------------------------------------------------------------------

INCOME (LOSS) FROM OPERATIONS       330     (3,256)     460    (5,959)
----------------------------------------------------------------------

INTEREST AND OTHER
 EXPENSES (INCOME):
     Interest expense, net          435        568    2,188     2,191
     Other  expense (income), net    70       (223)     (23)     (914)
     Expense related to TLCS
      liability                      --         --             (2,293)
----------------------------------------------------------------------
      Total interest and other
       expenses                     505        345    2,165    (1,016)
----------------------------------------------------------------------

LOSS FORM CONTINUING OPERATIONS
 BEFORE INCOME TAXES               (175)    (3,601)  (1,705)   (4,943)

INCOME TAX PROVISION                  0      2,526       50     3,516
----------------------------------------------------------------------

NET LOSS FROM
 CONTINUING OPERATIONS            $(175)   $(6,127) $(1,755) $ (8,459)
----------------------------------------------------------------------

DISCONTINUED OPERATIONS
NET(LOSS) INCOME FROM DISCONTINUED
 OPERATIONS                           -    $(2,695) $  (577) $ (1,945)
----------------------------------------------------------------------


NET LOSS                          $(175)   $(8,822) $(2,332) $(10,404)
----------------------------------------------------------------------

DIVIDENDES ACCRETED TO PREFERRED
 SHAREHOLDERS                     $ 119    $    17  $   273  $     70

NET LOSS AVAILABLE TO COMMON
 SHAREHOLDERS                     $(294)   $(8,839) $(2,605) $(10,474)
----------------------------------------------------------------------
(LOSS) INCOME EARNINGS PER SHARE:
    (Loss) income from continuing
     operations:
    (Loss) income per common share
      Basic and Diluted          $(0.01)   $ (0.24) $ (0.06) $  (0.34)
======================================================================

(Loss) income from discontinued operations:
    (Loss) income Per common share
       Basic and Diluted         $(0.00)   $ (0.11) $ (0.02) $  (0.08)
======================================================================
NET LOSS PER COMMON SHARE BASIC
 AND DILUTED                     $(0.01)   $ (0.35) $ (0.08) $  (0.42)
======================================================================

WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING
     Basic                       36,898     25,695   31,955    25,113
======================================================================
     Diluted                     36,898     25,695   31,955    25,113
======================================================================


     CONTACT: ATC Healthcare, Inc.
              David Savitsky, 516-750-1681
              dsavitsky@atchealthcare.com
              Andrew Reiben, 516-750-1663
              areiben@atchealthcare.com
              or
              BPC Financial Marketing
              Investors:
              John Baldissera, 800-368-1217